Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Tempest Therapeutics, Inc. Amended and Restated 2019 Equity Incentive Plan, Tempest Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan, Tempest Therapeutics, Inc. 2023 Inducement Plan, and Inducement Stock Options of our report dated March 22, 2023, with respect to the consolidated financial statements of Tempest Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

November 17, 2023